Exhibit 10.22

EXECUTION VERSION

EMPLOYMENT AGREEMENT
by and between
WMG ACQUISITION CORP.
and
Lyor Cohen

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of this 25th day of January, 2004 by and between WMG Acquisition Corp., a Delaware corporation (the “Company”), and Lyor Cohen (the “Executive”).

RECITALS:

WHEREAS, the Company, which is a direct or indirect wholly owned subsidiary of WMG Holdings Corp., a Delaware corporation (“Midco”), and an indirect wholly owned subsidiary of WMG Parent Corp., a Delaware corporation (“Parent”), has entered into a Purchase Agreement (the “Purchase Agreement”) with Time Warner Inc. dated as of November 24, 2003, whereby the Company will purchase the “Warner Recorded Music Business” and the “Warner Music Publishing Business” (as such terms are defined in the Purchase Agreement and as referred to hereafter as the “Business”) from Time Warner Inc.; and

WHEREAS, the Company wishes to engage the Executive to serve as Chairman and Chief Executive Officer of the United States recorded music operation of the Warner Recorded Music Business (the “Division”) on the terms and conditions contained herein and the Executive wishes to accept such engagement on the terms and conditions contained herein.

AGREEMENT:

NOW, THEREFORE, for good and valuable consideration, including the mutual covenants herein, the parties hereby agree as follows:

1.                                       Employment Period. This Agreement and the Executive’s employment with the Company hereunder (hereinafter referred to as the “Employment Period”) shall be effective on the “Closing Date” (as defined in the Purchase Agreement; the Closing Date is hereinafter referred to as the “Effective Date”) and, unless earlier terminated pursuant to Section 4 hereof, shall expire on the fourth anniversary of the Effective Date; provided that the Employment Period shall be automatically extended by one year upon the fourth anniversary of the Effective Date and upon each subsequent anniversary of the Effective Date unless, no less than ninety (90) days prior to the fourth anniversary of the Effective Date or any such subsequent anniversary either the Company or the Executive gives the other party written notice of non-renewal in accordance with Section 9(e) hereof, in which case the Employment Period shall end on the anniversary of the Effective Date immediately following the receipt of such notice.

2.                                       Position, Duties and Representations.

(a)                                  During the Employment Period, the Executive shall be employed as the Chairman and Chief Executive Officer of the Division and shall report solely to the Chief Executive Officer of the Company (the “CEO”). The Executive shall be responsible for oversight and management of all operations and activities of the Division and any activities consistent therewith and related thereto assigned to the Executive by the CEO, and all employees of the Division shall report, directly or indirectly, to the Executive (and, through the Executive, to the CEO), and to no other direct report of the CEO. The Executive’s services to the Company shall be performed primarily at the offices of the Company located in New York City, subject to travel requirements necessary to discharge the responsibilities and duties assigned to the Executive hereunder.

(b)                                 Excluding periods of vacation, sick leave and disability to which the Executive is entitled during the Employment Period, the Executive agrees, to the extent necessary to discharge the responsibilities and duties assigned to the Executive hereunder, to use the Executive’s best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, the Executive may (i) serve on corporate, civic, educational, philanthropic or charitable boards or committees, (ii) passively own not more than three percent (3%) of the outstanding capital stock or any corporation whose stock is publicly traded, (iii) manage personal investments or (iv) engage in any other activity (other than as an employee) which is not competitive with any activity of the Company, and Division or the Business (other than a de minimis activity of the Company, and Division or the Business) at the time the Executive commences engaging in such activity, so long as such activity does not interfere with the performance of the Executive’s responsibilities and duties hereunder, and the amount of time the Executive spends on all such activities is insignificant.

(c)                                  The Executive represents and warrants to the Company that, other than prohibitions generally imposed by law, there is no “Contract” (as defined in Section 6(d)) or other restriction or agreement in effect that would prohibit or otherwise limit the Executive’s ability to enter into or negotiate this Agreement, become an employee or officer of the Company or to discharge the responsibilities and duties assigned to the Executive hereunder, other than as set forth in Section 5(e) of the Employment Agreement entered into in July 1999 between the Executive and Universal Music Group, Inc. (the “UMG Agreement”). The Executive further represents and warrants to the Company that the only restrictions, whether in a Contract or otherwise, prohibiting or limiting him from soliciting, retaining, hiring or entering into a Contract of any type with employees, writers, producers, recording artists or other talent on or after the Effective Date are contained in Section 5(e) of the UMG Agreement, and that a complete and accurate copy of such Section 5(e) has been disclosed to the Company.

3.                                       Compensation.

(a)                                  Base Salary. During the Employment Period, the Company shall pay to the Executive a base salary at an annual rate equal to (i) $1,000,000 during the first twelve months of the Employment Period and (ii) $1,500,000 for the remainder of the Employment Period (“Base Salary”), payable in regular installments in accordance with the Company’s usual payroll practices; provided, however, that Base Salary shall be reviewed for discretionary increases by the Board of Directors of the Company (the “Board”) or the Compensation Committee thereof no less often than annually commencing in respect of the third year following the Effective Date.

(b)                                 Signing Bonus. On or immediately following the Effective Date the Company shall pay to the Executive a cash signing bonus equal to the greater of (i) $1 million or (ii) 59% of the “Initial Value” (as defined in Section 1 of the Restricted Stock Award Agreement annexed hereto as Exhibit A) of the “Restricted Stock Award” (as defined in Section 3(f) of this Agreement) on the date of grant, as reported to the Executive by the Board in accordance with the second sentence of Section 1 of such Restricted Stock Award Agreement. The signing bonus is not contingent on the performance of services by the Executive.

(c)                                  Annual Bonus. During the Employment Period, the Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”) in respect of each full or partial fiscal year of the Company (a “Fiscal Year” which, as of the Effective Date, is the period December 1 through November 30) ending during the Employment Period, with a target of $2.5 million, a minimum of $0 and a maximum of $5 million (pro rated for partial Fiscal Years of employment), based on the attainment of Company, individual, Division and/or Business performance targets established by the Board or the Compensation Committee thereof in consultation with the Executive; provided; however, that the Annual Bonus in respect of the first Fiscal Year ending after the Effective Date shall be no less than $2.5 million, and shall not be subject to pro-ration.

(d)                                 Special Bonus. The Company expects to implement a special bonus plan or arrangement (the “Special Bonus Plan”) for senior management based upon costs savings attained in respect of the Division, the Company and/or the Business, in amounts and in accordance with criteria established by the Board or Compensation Committee thereof. The Executive shall be eligible to participate in the Special Bonus Plan, if so established, on terms and conditions substantially the same as those applicable to other senior executives of the Company determined by the Board or the Compensation Committee; provided that the Executive acknowledges that the amount awarded to any particular executive may depend, wholly or in part, on the cost savings within the such executive’s area of responsibility.

(e)                                  Liquidity Event Bonus.

(i)                                     The Executive shall receive a one-time cash bonus (the “Liquidity Event Bonus”) upon the occurrence of a Bonus Liquidity Event which results in a cash return to the Investors in respect of Investor Equity, after taking into account the Pre-Event Investor Cash Return, equal to or in excess of one and one-half times the Investment and less than three times the Investment, in accordance with the following schedule:

Investor Return	Liquidity Event Bonus Amount

At least 1.5x Investment but less than 2.0x Investment	$5.0 million

At least 2.0x Investment but less than 2.5x Investment	$7.5 million

At least 2.5x Investment but less than 3.0x Investment	$10 million

3x Investment or above	$0

(ii)                                  Notwithstanding Section 3(e)(i) above, if a Liquidity Event Bonus is paid to the Executive, and subsequent to the Bonus Liquidity Event resulting in such payment a 3X Restricted Stock Liquidity Event occurs, then the amount previously paid to the Executive as the Liquidity Event Bonus shall be repaid by the Executive to the Company upon the consummation of such 3X Restricted Stock Liquidity Event in the form, as elected by the Executive, of cash, securities of the Company or any consideration received by the Executive in connection with the 3X Restricted Stock Liquidity Event (the Fair Market Value of any such form of payment other than cash shall be as set forth in Section 3(e)(iii)(3) below); provided, however, that if the Executive demonstrates to the reasonable satisfaction of the Company that the after-tax cost to him of such repayment or reduction is greater than the portion of the previously paid Liquidity Event Bonus retained by the Executive after payment of all taxes thereon, the repayment or reduction obligation shall be reduced accordingly until such after-tax cost equals such retained portion of the previously paid Liquidity Event Bonus.

(iii)                               For purposes of this Section 3(e), and also as and if used elsewhere in this Agreement, the following terms shall have the following meanings:

(1)                                  “Bonus Liquidity Event” shall mean a Change in Control, or other event (e.g., a leveraged recapitalization in which the proceeds are paid out to the Investors as dividends and/or redemptions), in which cash consideration is paid to Investors in respect of the Investor Equity.

(2)                                  “Change in Control” shall mean a “Change of Control,” as defined in the certificate of incorporation of Parent, as amended from time to time.

(3)                                  “Fair Market Value” shall mean the price at which the asset in question would change hands in an arms’ length sale between a willing buyer and a willing seller, with neither being under any compunction to buy or sell and each with full knowledge of all relevant facts, as determined by, in the Executive’s sole discretion, an investment bank or other valuation firm chosen by the Executive from among a list of no less than five such banks and/or firms (all of which must be experienced in the valuation of privately held companies) provided to the Executive by the Company; provided that, in determining Fair Market Value of the securities of any member of the “Parent Group” (as defined below), the chosen investment bank or valuation firm shall be instructed to use a methodology which takes into account the free cash flow, revenue and EBITDA and such other methodologies and characteristics as may be relevant.

(4)                                  “Investment” means the aggregate investment by the Investors in the equity securities of any member of the Parent Group on and prior to the Effective Date, including expenses, which is anticipated to be approximately $1.4 billion.

(5)                                  “Investor Equity” shall mean all equity securities of all members of the Parent Group, including common and preferred stock and warrants, options and other instruments convertible or exercisable into, or redeemable for, common or preferred stock, either (i) purchased or otherwise received by the Investors on or prior to the Effective Date or (ii) received by the Investors following the Effective Date, without cost to the Investors, in respect of the equity securities described in the preceding clause (i).

(6)                                  “Investors” shall mean all of (i) Thomas H. Lee Equity Fund V, L.P., (ii) Thomas H. Lee Parallel Fund V, L.P., (iii) Thomas H. Lee Equity (Cayman) Fund V, L.P., (iv) Putnam Investments Holdings, LLC, (v) Putnam Investments Employees’ Securities Company I LLC, (vi) Putnam Investments Employees’ Securities Company II LLC, (vii) 1997 Thomas H. Lee Nominee Trust, (viii) Thomas H. Lee Investors Limited Partnership, (ix) Bain Capital Partners Integral Investors, LLC, (x) Bain Capital VII Coinvestment Fund, LLC, (xi) BCIP TCV, LLC, (xii) Providence Equity Partners IV, L.P., (xiii) Providence Equity Operating Partners IV, L.P. and (xiv) Lexa Partners LLC, or any affiliate of any of them, in each case which purchases Investor Equity on or prior to the Effective Date.

(7)                                  “Parent Group” shall mean Parent, Midco, the Company and each direct or indirect subsidiary of any of them.

(8)                                  “Pre-Event Investor Cash Return” shall mean all cash received by the Investors in respect of the Investor Equity prior to the applicable Bonus Liquidity Event

(9)                                  “3X Restricted Stock Liquidity Event” shall have the meaning set forth in the Restricted Stock Award Agreement annexed hereto as Exhibit A.

(f)                                    Equity. On the Effective Date, the Company shall cause to be granted to the Executive, without cost to the Executive, shares of Parent’s Class A Common Stock (the “Restricted Stock Award”) representing as of the Effective Date 2.198% of the fully diluted Class A Common Stock of the Company (2.0% of the fully diluted Common Stock of the Parent, including both Class A and Class L Common Stock of Parent), which award shall be governed by the Restricted Stock Award Agreement annexed hereto as Exhibit A; provided that the Company and the Executive acknowledge that the Stockholders’ Agreement described in the Restricted Stock Award Agreement as Exhibit A thereto has not been prepared as of the date of this Agreement.

(g)                                 Benefit Plans. During the Employment Period, the Executive shall be eligible to participate in the employee benefit plans and arrangements of the Company and its affiliates on terms and conditions no less favorable in the aggregate than those generally provided to other senior executive officers of the Company.

(h)                                 Business Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable out-of-pocket expenses incurred by the Executive in the performance of his duties hereunder, subject to the submission of such written documentation as the Company may reasonably require in accordance with its standard expense reimbursement practices and policies. Without limiting the generality of the foregoing, the Company will reimburse the Executive for first class travel and first class hotel accommodations in connection with travel undertaken in the performance of his duties hereunder.

(i)                                     Vacation. During the Employment Period, the Executive shall be entitled to no less paid vacation for each year commencing with the Effective Date as is made available generally to senior executives of the Company; provided that such paid vacation shall be no less than four weeks per year; and provided further that unused vacation pay in any year may not be carried forward.

4.                                       Termination. The Employment Period and the Executive’s employment with the Company shall terminate under the following circumstances:

(a)                                  Death or Disability. The Executive’s employment and the Employment Period shall terminate automatically upon the Executive’s death. The Company may terminate the Executive’s employment and the Employment Period after having established the Executive’s Disability, by giving to the Executive a “Notice of Termination” (as defined in Section 4(d)). For purposes of this Agreement, “Disability”

means personal injury, illness or other cause which has rendered the Executive unable to substantially perform his material duties and responsibilities hereunder for a period of 120 consecutive days, or 120 out of 180 consecutive days, as determined jointly by a physician selected by the Company reasonably acceptable to the Executive (or, if he is incapacitated, his legal representative) and a physician selected by the Executive (or, if he is incapacitated, his legal representative) and reasonably acceptable to the Company. If such physicians cannot agree as to whether the Executive has suffered a Disability, they shall jointly select a third physician who shall make such determination.

(b)                                 With or Without Cause. The Company may terminate the Executive’s employment and the Employment Period with or without “Cause” (as defined below) by giving to the Executive a Notice of Termination. For purposes of this Agreement, “Cause” means (i) the willful and continued failure of the Executive to perform substantially his material duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness) after a written demand for performance is delivered to the Executive by the Board which identifies the manner in which the Board believes that the Executive has not performed the Executive’s duties and the Executive, after a period established by the Board and communicated in writing to the Executive (which period may be no less than 20 days), has failed to cure such failure to the reasonable satisfaction of the Board, (ii) the willful engaging by the Executive in gross misconduct which is demonstrably and materially injurious to the Company or its affiliates, (iii) the Executive’s conviction of, or pleading guilty to, a felony involving moral turpitude or dishonesty or (iv) a determination by the Board that any of the Executive’s representations made in Section 2(c) of this Agreement were untrue when made (provided that the Company informs the Executive within ninety (90) days of the majority of the members of the Board having actual knowledge of such breach). A termination of the Executive by the Company for Cause shall not be effective unless and until the Company has delivered to the Executive, along with the Notice of Termination, a copy of a resolution duly adopted by a majority of the Board (excluding the Executive, if he is a member of the Board) stating that the Board has determined to terminate the Executive for Cause; provided, however, that no such resolution shall be permitted to be adopted without the Company having afforded the Executive the opportunity to make a presentation to the Board and to answer any questions its members may ask him.

(c)                                  With or Without Good Reason. The Executive may terminate his employment and the Employment Period with or without “Good Reason” (as defined below) by giving to the Company a Notice of Termination. For purposes of this Agreement, “Good Reason” means, without the Executive’s express written consent:

(i)                           (x) a change in the duties or responsibilities (including reporting responsibilities) of the Executive that is inconsistent in any material and adverse respect with the Executive’s position(s), duties, responsibilities or status with the Company and its affiliates on the Effective Date, or (y) an adverse change in the Executive’s title or offices;

(ii)                             any failure by the Company to comply with any of the provisions of Section 3 of this Agreement, including but not limited to any reduction in the target or maximum attainable Annual Bonus;

(iii)                          any willful breach by the Company of any other material obligation of the Company under this Agreement;

(iv)                         the Company requiring the Executive to be based at any office or location other than at an office commensurate with the Executive’s position at the headquarters of the Company in the Borough of Manhattan, New York;

(v)                            any purported termination by the Company of the Executive’s employment otherwise than as permitted by this Agreement, it being understood that any such purported termination shall not be effective for any purpose of this Agreement;

(vi)                         a failure by the Company to cause any successor to expressly assume this Agreement pursuant to Section 8(c) hereof; or

(vii)                      any United States recorded music operations of the Company, Parent, Midco or any of their respective directly or indirectly owned subsidiaries shall not be included within the Division.

Without limiting the generality of any of the foregoing, any change in reporting line such that the Executive no longer reports to the CEO and any appointment of any co-Chief Executive Officer of the Division shall constitute Good Reason, but the appointment of a President or Chief Operating Officer of the Company shall not constitute Good Reason so long as the Executive continues to report to the CEO and so long as subparagraphs (i) through (vii) above are not implicated by such appointment.

A termination by the Executive with Good Reason shall be effective only if the Executive delivers to the Company a Notice of Termination for Good Reason within 60 days after learning of the circumstances constituting Good Reason; provided, however, that if such Notice of Termination describes, as Good Reason, only one or more of the circumstances described in clause (i), (ii), (iii) and (iv) of this Section 4(c) and, within 30 days following the delivery of such Notice of Termination, the Company has cured such circumstances to the reasonable satisfaction of the Executive, then such Notice of Termination shall be ineffective and no Good Reason shall be deemed to exist. The parties agree and acknowledge that, solely for purposes of this Agreement, the Executive’s provision of a written notice of non-renewal of the Employment Period, as provided in Section 1 of this Agreement, shall be deemed to be a termination by the Executive without Good Reason.

(d)                                 Notice of Termination. Any termination by the Company with or without Cause or on account of Disability, or by the Executive with or without Good Reason, shall be communicated by a Notice of Termination to the other party given in accordance with Section 9(e). For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision of this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the termination date is other than the date of receipt of such notice, specifies the proposed termination date; provided, however, that the information in clause (ii) shall not be required in the event of any termination by the Company without Cause or by the Executive without Good Reason.

5.                                       Obligations of the Company Upon Termination.

(a)                                  Death or Disability. If the Executive’s employment is terminated by reason of the Executive’s death or on account of Disability, the Company shall:

(i)                                     pay to the Executive or the Executive’s estate, as applicable, a lump sum cash payment within ten (10) days after such termination equal to, to the extent not previously paid: (A) the Executive’s Base Salary through the end of the month in which such termination occurred, (B) any earned and accrued but unpaid Annual Bonus for any Fiscal Year ending prior to such termination, (C) any earned and accrued but unpaid Special Bonus and Liquidity Event Bonus, (D) any accrued vacation pay, (E) any unpaid reimbursable business expenses due to the Executive in accordance with Section 3(h) (the amounts described in the preceding clauses (A) - (E), the “Accrued Amounts”), (F) the Executive’s Base Salary for an additional twelve month period and (G) a pro-rated target Annual Bonus for the Fiscal Year of termination determined by multiplying (x) such target Annual Bonus by (y) a fraction, the numerator of which is the number of days in the Fiscal Year that the Executive was employed by the Company and the denominator of which is 365;

(ii)                                  provide those death or disability benefits to which the Executive is entitled at the date of the Executive’s death or Disability under any benefit plans, policies or arrangements of the Company; and

(iii)                               in the case of a termination on account of Disability, provide to the Executive and the Executive’s spouse and dependents, as applicable, at the Company’s expense, continued participation in the Company’s group health plan (or comparable medical coverage) until the earlier of the date the Executive attains age 65 or the date the Executive becomes eligible for coverage under the group health plan of another employer.

(b)                                 Cause or Without Good Reason. If the Executive’s employment shall be terminated (i) by the Company with Cause, or (ii) by the Executive without Good Reason, the Company shall pay to the Executive a lump sum cash payment within ten (10) days after such termination equal to, to the extent not previously paid, the Accrued Amounts.

(c)                                  Without Cause or With Good Reason. If the Executive’s employment shall be terminated (i) by the Company without Cause or (ii) by the Executive with Good Reason, the Executive shall be entitled to receive the following payments and benefits:

(i)                                     to the extent not previously paid, the Accrued Amounts;

(ii)                                  an amount equal to the sum of: (i) the Executive’s Base Salary and (ii) the target Annual Bonus for the Fiscal Year of such termination, payable in substantially equal monthly installments on the first day of each of the first 12 calendar months following termination (subject to the Executive’s continued compliance with the covenants contained in Section 6 during such payment period);

(iii)                               a pro-rated Annual Bonus for the Fiscal Year of termination determined by multiplying (x) the actual Annual Bonus which the Executive would have earned in respect of such Fiscal Year had he remained employed for the entire such Fiscal Year by (y) a fraction, the numerator of which is the number of days in such Fiscal Year that the Executive was employed by the Company and the denominator of which is 365, payable at the time bonuses are generally payable to the Company’s senior executives in respect of such Fiscal Year; and

(iv)                              The Executive and the Executive’s spouse and dependents, as applicable, shall continue to participate in the Company’s group health and life insurance plans (or be provided comparable medical and life insurance coverage), at Company expense, until the earlier of the first anniversary of such termination or the date the Executive becomes eligible for coverage under the group health or life insurance plan, as applicable, of another employer.

(d)                                 In General. The Executive shall have no rights upon his termination of employment with the Company, other than those set forth in each of Section 5(a), (b) or (c), as applicable, to any compensation or any other benefits from the Company under this Agreement, provided that amounts which the Executive is otherwise entitled to receive under any plan, program or arrangement of the Company or any of its affiliates available to employees generally (other than any severance plan or program), shall be payable in accordance with such plan, program or arrangement.

6.                                  Restrictive Covenants. Without in any way limiting or waiving any right or remedy accorded to the Company or any limitation placed upon the Executive by law, the Executive hereby agrees as follows:

(a)                                  Non-Solicitation. The Executive agrees that during the Employment Period and for six months after the expiration or termination thereof (the “Non-Solicitation Period”), the Executive shall not, directly or indirectly:

(i)                                     hire or make an offer of employment to, or supervise, any employee at the level of Vice President or above (each, a “Restricted Executive”) of (x) the Company, Parent, Midco, the Division or the Business or (y) any other direct or indirect subsidiary or controlled affiliate of the Company (the Company, Parent, Midco, the Division, the Business and all such other subsidiaries or controlled affiliates being referred to hereinafter as the “Restricted Operations”) on the Executive’s own behalf, or on behalf or any person, firm or entity (other than a Restricted Operation);

(ii)                                  attempt to persuade any Restricted Executive to (1) terminate his employment with a Restricted Operation, (2) refrain from extending his employment with a Restricted Operation, (3) refrain from entering into a new employment arrangement with a Restricted Operation or (4) enter into any employment arrangement with any competitor of a Restricted Operation;

(iii)                               hire, or make an offer of employment to, or enter into, or solicit or offer to enter into, any “Contract” (as hereinafter defined) with, any “Artist” (as hereinafter defined) on the Executive’s own behalf or on behalf of any person, firm or entity, if the activities which are the subject of such hiring, employment or Contract are in any way competitive with a Restricted Operation; or

(iv)                              attempt to persuade any Artist to (1) terminate his or her relationship or Contract with a Restricted Operation, (2) refrain from extending his or her relationship or Contract with a Restricted Operation, (3) refrain from entering into a new Contract with a Restricted Operation or (4) enter into any relationship or Contract with any competitor of a Restricted Operation.

(b)                                 Confidentiality. The Executive shall not at any time disclose or reveal to any person, firm or entity, or make use of (otherwise than for the benefit of the Company or its affiliates), any trade secrets or information of a secret or confidential nature, including without limitation, matters of a business nature, such as information about costs, profits, markets, leases, details of recording agreements, distribution agreements, customer Contracts, manufacturing processes, financial information, technical and production know-how, developments, inventions, processes or administrative procedures, concerning the business or affairs of a Restricted Operation, which the Executive may have acquired in the course of or incident to the Executive’s employment with the Company, and the Executive confirms that all such information (“Confidential Information”) is the exclusive property of the Company and/or such Restricted Operation. This paragraph shall not apply to disclosures by the Executive (i)

in the proper performance of his obligations under this Agreement during the Employment Period or to officers, employees, lawyers and accountants of a Restricted Operation, (ii) to the Executive’s legal counsel in connection with seeking legal advice related hereto, (iii) to the Executive’s accountants in connection with seeking financial or tax advice related hereto, or (iv) as required by law, a court of competent jurisdiction or regulatory agency or other governmental authority. Nothing herein shall prevent the Executive, subsequent to the termination or expiration of his employment hereunder, from using or availing himself of general technical skills, knowledge and experience, including that pertaining to or derived from the non-confidential aspects of a Restricted Operation. The term “Confidential Information” shall not include information generally available and known to the public other than as a result of a breach of this Section 6(b) by the Executive. The Executive agrees to hold as Company property all Confidential Information and all books, papers and other data, and all copies thereof and therefrom, in any way relating to the businesses of a Restricted Operation, whether made or received by the Executive, and, on termination of employment, or upon demand by the Company, to deliver the same to the Company.

(c)                                  Intellectual Property. Any copyrights, “Musical Compositions” (as hereinafter defined), trademarks (other than the “Reserved Trademarks” (as hereinafter defined)), patents, patent applications, inventions, developments and processes which the Executive during the Employment Period may develop which may reasonably be expected to be usable by a Restricted Operation in the ordinary course of its business shall belong to Company and/or the relevant Restricted Operation. Furthermore, the Executive agrees to execute any copyright assignment or other instruments as any Restricted Operation may deem reasonably necessary (at such Restricted Operation’s expense) to evidence, establish, maintain, protect, enforce, and/or defend any and all of such Restricted Operation’s interests under this Section 6(c). All such interests shall vest in the relevant Restricted Operation whether or not such instrument is requested, executed or delivered. If the Executive shall not so execute and deliver any such instrument after reasonable notice and opportunity to do so, the Company shall have the right to do so in the Executive’s name and the Company is hereby irrevocably appointed the Executive’s attorney-in-fact for such purposes, which power is coupled with an interest.

(d)                                 Definitions. For the purposes of Section 6 of this Agreement, the following definitions shall apply:

(i)                                     “Artists” means (A) any singer or musician, or other person furnishing the services or works of an artist to a Restricted Operation pursuant to a Contract with a Restricted Operation pursuant to which such singer, musician or other person is required to provide exclusive services for the making or delivering of master “Recordings” (as hereinafter defined) to such Restricted Operation or (B) any writer, producer or other talent who has entered into a Contract with a Restricted Operation or who has otherwise provided services to a Restricted Operation excepting, in the case of both clauses (A) and (B) above, any such person who is required to provide services to any person or party other than a Restricted Operation on an exclusive basis pursuant to a Contract that was not entered into in connection with any violation by the Executive of this Agreement.

(ii)                                  “Contract” means any contract, other agreement, commitment, binding arrangement, binding understanding or binding relationship (whether written or oral and whether express or implied).

(iii)                               “Musical Compositions” means a musical composition or medley consisting of words and/or music, or any dramatic material and bridging passages whether in form of instrumental and/or vocal music, prose or otherwise, irrespective of length.

(iv)                              “Recordings” means any recording of sound, whether or not coupled with a visual image, by any method or format and on any substance or material, whether now or hereafter known, which is used or useful in the recording, production and/or manufacture of Records or for any other exploitation of sound, excluding television and movies (other than music videos or the promotion thereof), consumer electronics and electronic games.

(v)                                 “Records” means gramophone discs, magnetic tapes, compact discs, other storage media and any other device or appliance used for emitting sounds (whether or not accompanied by visual images) incorporating the Recordings.

(vi)                              “Reserved Trademarks” means the Phat Farm trademark, Baby Phat trademark, RUSH trademark, Vendetta trademark and Def Jam trademark and any variation, derivation, modification or extension thereof and/or any visual representation or logos thereof.

(e)                                  Severability; Blue-Pencilling. Each section, subsection or part thereof under this Section 6 constitutes an entirely separate and independent restriction. If any of such covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction (i) the remaining terms and provisions hereof shall be unimpaired and (ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

(f)                                    Necessity; Enforcement. The parties hereto have considered carefully the necessity for protection of each Restricted Operation against the Executive’s disclosures of Confidential Information and other actions referred to in this Section 6, and the nature and scope of such protection. The parties agree and acknowledge that the duration and scope applicable to the covenants set forth in this Section 6 are fair, reasonable and necessary, and that the Executive has received adequate consideration for such obligations. Accordingly, the Executive agrees that, in addition to any other relief to which the Company may be entitled, the Company shall be entitled to seek injunctive relief (without the requirement of posting any bond or other security). from a court of competent jurisdiction for the purpose of restraining the Executive from any actual or threatened breach of the covenants contained in this Section 6.

7.                                       Indemnity. To the fullest extent permitted by applicable law, the Company shall indemnify, defend and hold the Executive harmless from and against any and all claims, demands, actions, causes of action, liabilities, losses, judgments, fines, costs and expenses (including, without limitation, the reimbursement of reasonable attorneys’ fees, settlement expenses, punitive damages and the advancement of legal fees and expenses, as such fees and expenses are incurred by the Executive) arising from or relating to (a) claims relating to the Company, Parent, Midco, the Division or the Business or (b) the Executive’s service with or status as an officer, director, employee, agent or representative of the Company, Midco, Parent and/or any of their respective directly or indirectly owned subsidiaries or in any other capacity in which the Executive serves or have served at the request of the Board or the CEO for the benefit of the Company, Midco, Parent and/or their respective directly or indirectly owned subsidiaries. Without limiting the foregoing, in connection with any such claim, demand, action, cause of action, liability, loss, judgment or fine, the Executive shall have the right (i) to be represented by separate counsel reasonably acceptable to the Company, at the Company’s sole cost and expense, and (ii) to have the Company pay the cost and expense of any bond that the Executive may be required to post in order to appeal an adverse decision. The Company’s obligations under this Section 7 shall be in addition to, and not in derogation of, any other rights the Executive may have against the Company to indemnification or advancement of expenses, whether by statute, contract or otherwise (including, without limitation, the Executive’s entitlement to indemnification and the payment or reimbursement of expenses (including attorneys’ fees and expenses) to the extent provided in and/or permitted by the Certificate of Incorporation and By-Laws of the Company. The Company shall maintain directors and officers liability insurance in commercially reasonably amounts (as reasonably determined by the Board), and the Executive shall be covered under such insurance to the same extent as any other senior executive of the Company. The Executive hereby undertakes to repay any advances paid to him pursuant to this Section 7 if a final judgment adverse to the Executive establishes that he is not entitled to be indemnified under this Agreement or otherwise. The Company hereby acknowledges that the undertaking set forth in the previous sentence satisfies all requirements for any similar undertakings in the by-laws or other corporate documents of the Company. The Company shall not take any action that would impair the Executive’s right to indemnification, other than in connection with a claim by the Company that the Executive is not entitled to indemnification in accordance with the standards set forth in this Section 7.

8.                                       Successors.

(a)                                  This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)                                 This Agreement shall inure to the benefit of and be binding upon the Company and its successors and, other than as set forth in Section 8(c), shall not be assignable by the Company without the prior written consent of the Executive (which shall not be unreasonable withheld).

(c)                                  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

9.                                       Miscellaneous.

(a)                                  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed entirely therein. The parties hereto agree that exclusive jurisdiction of any dispute regarding this Agreement shall be the state or federal courts located in New York, New York.

(b)                                 In the event of any termination of the Executive’s employment hereunder, the Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against amounts due the Executive under this Agreement on account of future earnings by the Executive. Any amounts due to the Executive under this Agreement upon termination of employment are considered to be reasonable by the Company and are not in the nature of a penalty.

(c)                                  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(d)                                 This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(e)                                  All notices required or permitted by this Agreement to be given to any party shall be in writing and shall be delivered personally, or sent by certified mail, return receipt requested, or by Federal Express or similar overnight service, prepaid recorded delivery, addressed as follows:

If to the Executive:

1 East 94th Street

New York, New York 10028

with a copy to:

Robinson Brog Leinwand Greene Genovese & Gluck,

P.C.
1345 Avenue of the Americas, 31st floor

New York, New York 10105

Attention: Neil S. Goldstein

If to the Company:

WMG Acquisition Corp.

75 Rockefeller Plaza

New York, New York 10019

Attention: Chief Executive Officer and General Counsel

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison

1285 Avenue of the Americas

New York, New York 10019

Attention: Michael J. Segal, Esq.

and shall be deemed to have been duly given when so delivered personally or, if mailed or sent by overnight courier, upon delivery; provided, that, a refusal by a party to accept delivery shall be deemed to constitute receipt.

(f)                                    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(g)                                 The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(h)                                 This Agreement is the joint product of the Company and the Executive and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the Company and the Executive and shall not be construed for or against either party hereto.

(i)                                     Subject to any other documents which may be entered into by the Executive and the Company on or after the Effective Date (including without limitation the Restricted Stock Award Agreement), this Agreement contains the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and, upon this Agreement becoming effective, supersedes all prior communications, representations and negotiations in respect thereto, whether or not in writing.

(j)                                     Notwithstanding anything herein contained to the contrary, this Agreement shall not become effective until and unless the Closing Date occurs, at which time it shall become the binding and legal obligation of the parties hereto. If the Purchase Agreement shall be abandoned in accordance with its terms then this Agreement shall never become effective and shall be null and void.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

/s/ Lyor Cohen
Lyor Cohen

WMG ACQUISITION CORP.

By:

Title: